Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-213343, Form F-3 No. 333-206501, Form F-3 No. 333-203205 and Form S-8 No. 333-213344) of our report dated March 29, 2018, with respect to the consolidated financial statements of Ardmore Shipping Corporation included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ Ernst & Young

Dublin, Ireland

March 29, 2018